UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported) April 27, 2010

AutoNation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 SW 1st Ave

Fort Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously announced, on March 31, 2010, AutoNation, Inc. (the “Company”) commenced cash tender offers (referred to as the “tender offers”) to purchase any and all of the Company’s outstanding Floating Rate Senior Notes due 2013 and 7% Senior Notes due 2014 (these two series of notes are referred to as the “old notes”) and related consent solicitations to amend the indenture for the old notes. At March 31, 2010, the Company had outstanding $146.1 million aggregate principal amount of Floating Rate Senior Notes due 2013 and $132.6 million aggregate principal amount of 7% Senior Notes due 2014.

Also as previously announced, on April 14, 2010, after the early consent deadline for the tender offers, the Company (1) accepted for payment, and thereafter cancelled, 99.6% (representing an aggregate principal amount of $145.5 million) of the outstanding Floating Rate Senior Notes due 2013 and 88.8% (representing an aggregate principal amount of $117.8 million) of the outstanding 7% Senior Notes due 2014 and (2) amended the indenture for the old notes to eliminate most of the restrictive covenants and certain events of default and to shorten the notice periods required to undertake an optional redemption.

The tender offers expired at 11:59 p.m. New York City time on April 27, 2010 (the “final expiration time”). All of the remaining Floating Rate Senior Notes due 2013 (representing an aggregate principal amount of $600,000) were tendered before the final expiration time and accepted for payment by the Company. An additional $65,000 aggregate principal amount of the 7% Senior Notes due 2014 was also tendered before the final expiration time and accepted for payment by the Company. Following the completion of the tender offers, no Floating Rate Senior Notes due 2013 and $14.7 million aggregate principal amount of 7% Senior Notes due 2014 remain outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date: April 28, 2010	By:	/s/ Jonathan P. Ferrando
Jonathan P. Ferrando
Executive Vice President, General Counsel and Secretary